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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[X] Form 3 Holdings Reported

[X] Form 4 Transactions Reported

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1. Name and Address of Reporting Person

   Andreini              Alan                     J.
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   (Last)               (First)                 (Middle)

                      395 Hudson Street, 6th Floor
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                                    (Street)

   New York                N.Y.                 10014-3669
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Coyote Network Systems Inc. (CYOE)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   March 31, 1999
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Reporting
   (Check all applicable)

   [ X ]   Form Filed by One Reporting Person
   [   ]   Form Filed by More than One Reporting PErson

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Security Acquired (A) or        Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
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

Common Stock (1)                       8/8/97         P3            1,000         A    7.0625                    I         By son
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                                       1/16/98        P4            1,000         A    6.03125                   I         By son
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                                       5/12/98        P4              500         A    4.4375       2,625(2)     I         By son
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                                                                                                  877,710        D
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

(1) The transactions reported on this Form 5 (and the 2,625 shares reported as indirectly beneficially owned in Item 5 of Table I) reflect shares held for the benefit of Alan J. Andreini, Jr., the son of the Reporting Person. The Reporting Person disclaims beneficial ownership of or pecuniary interest in the shares held for the benefit of his son for purposes of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 and for all other purposes.

(2) On November 4, 1998, Coyote Network Systems Inc. issued a 5% stock dividend payable to all holders of record on October 21, 1998. The 2,625 shares reported as indirectly beneficially owned include 125 shares received as a stock dividend on November 4, 1998.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly


FORM 5 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:




     /s/ Alan J. Andreini                                        5/17/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.